UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 2, 2005

VISION-SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-20970	13-3430173
(State or other jurisdiction of incorporation)	(Registration Number)	(IRS Employer Identification No.)

9 Strathmore Road, Natick, MA	01760
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (508) 650-9971

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02                                         TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On October 2, 2005, Vision-Sciences, Inc. (the “Company”) and Three BY Ltd. (“3BY”) entered into the Termination and Settlement Agreement (the “Termination Agreement”), pursuant to which the Company and 3BY terminated their Contract Manufacturing Agreement, dated June 25, 2003 (the “Manufacturing Agreement”).  Under the Manufacturing Agreement, 3BY manufactured certain of the Company’s EndoSheath products.

The Company entered into the Termination Agreement because it decided to bring the manufacturing of these products back to its Natick, MA plant, due to the inability to exert sufficient control over the manufacturing processes to have the confidence level necessary for its product quality and the anticipated costs savings of outsourcing the manufacturing of the Company’s EndoSheath products were never realized.

Included in the Termination Agreement is a provision for the Company to purchase from 3BY 180,000 units of the Company’s basic ENT Slide-On EndoSheath at a price that represents an increase of approximately $62,000 in total, compared to the price paid prior to termination.  The Company expects this purchase order will be completed over a period of six to nine months.  In addition, the Company will pay 3BY $16,700 for costs related primarily to equipment purchased by 3BY.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Vision-Sciences, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISION-SCIENCES, INC.

By:	/s/ James A. Tracy
Name:	James A. Tracy
Title:	Vice President and Chief Financial Officer

Date:  October 14, 2005